As filed with the Securities and Exchange Commission on October 3, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RXi PHARMACEUTICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-8099512
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

60 Prescott Street, Worcester, Massachusetts	01605
(Address of Principal Executive Offices)	(Zip Code)
RXi Pharmaceuticals Corporation 2007 Incentive Plan
(Full title of the plan)
Tod Woolf, Ph.D.
Chief Executive Officer
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, Massachusetts 01605
(508) 767-3861
With copies to:
Marc A. Rubenstein, Esq.
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
(617) 951-7000
(Name, address, and telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of each class of	Amount to be	offering price	Proposed maximum	Amount of
securities to be registered	registered (1)	per share (2)	aggregate offering price	registration fee
Common Stock, $.0001 par value per share	1,000,000	$8.00	$8,000,000	$314

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares as may be required pursuant to RXi Pharmaceuticals Corporation’s 2007 Incentive Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the common stock.

(2)	The offering price of $8.00 per share has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h)(1) on the basis of the average high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on September 29, 2008.

EXPLANATORY NOTE
     This Registration Statement is being filed to increase the number of shares of common stock, par value $.0001 per share, of RXi Pharmaceuticals Corporation that may be issued and sold pursuant to the RXi Pharmaceuticals Corporation’s 2007 Incentive Plan by an additional 1,000,000 shares. Pursuant to Instruction E to Form S-8, the Registrant incorporates by reference into this Registration Statement the entire contents of its Registration Statement on Form S-8 (File No. 333-151154) filed with the Securities and Exchange Commission on May 23, 2008, except with respect to Items 5, 6, 7, 8 and 9.
ITEM 5. Interest of Named Experts and Counsel.
     Not applicable.
ITEM 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.
     Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
     Our Amended and Restated Certificate of Incorporation provides that our directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, our Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors to the fullest extent permitted by the laws of the State of Delaware. We have entered into indemnification agreements with each of our non-employee directors that provide for indemnification and expense advancement to the fullest extent permitted by the laws of the State of Delaware.
     Our Amended and Restated Certificate of Incorporation provides that we may purchase and maintain insurance policies on behalf of our directors and officers against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. We have obtained directors and officers’ liability insurance to cover liabilities our directors and officers may incur in connection with their services to the Registrant.
ITEM 7. Exemption from Registration Claimed.
     Not applicable.
ITEM 8. Exhibits.

4.1	2007 Incentive Plan (previously filed as Exhibit 10.19 to the Registration Statement on Form S-1, as amended, No. 333-147009, and incorporated herein by reference).

4.2	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registration Statement on Form S-1, as amended, No. 333-147009, and incorporated herein by reference).

4.3	Amended and Restated Bylaws, as amended (previously filed as Exhibit 3.2 to the Registration Statement on Form S-1, as amended, No. 333-147009, and incorporated herein by reference).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ropes & Gray, LLP (see Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).
ITEM 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Worcester, Commonwealth of Massachusetts on October 2, 2008.

RXi PHARMACEUTICALS CORPORATION
By:	/s/ Tod Woolf
Tod Woolf, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints STEPHEN J. DIPALMA and TOD WOOLF, PH.D., and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Tod Woolf Tod Woolf, Ph.D.	President and Chief Executive Officer (Principal Executive Officer)	October 2, 2008

/s/ Stephen J. DiPalma Stephen J. DiPalma	Chief Financial Officer (Principal Financial and Accounting Officer)	October 2, 2008

/s/ Sanford J. Hillsberg Sanford J. Hillsberg	Director	October 2, 2008

/s/ Mark J. Ahn Mark J. Ahn	Director	October 2, 2008

/s/ Stephen S. Galliker Stephen S. Galliker	Director	October 2, 2008

/s/ Steven A. Kriegsman Steven A. Kriegsman	Director	October 2, 2008

EXHIBIT INDEX

4.1	2007 Incentive Plan (previously filed as Exhibit 10.19 to the Registration Statement on Form S-1, as amended, No. 333-147009, and incorporated herein by reference).

4.2	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registration Statement on Form S-1, as amended, No. 333-147009, and incorporated herein by reference).

4.3	Amended and Restated Bylaws, as amended (previously filed as Exhibit 3.2 to the Registration Statement on Form S-1, as amended, No. 333-147009, and incorporated herein by reference).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ropes & Gray, LLP (see Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).